Exhibit 10.1

FORM OF AMENDED AND RESTATED NON-COMPETITION, NON-DISCLOSURE
AND NON-SOLICITATION AGREEMENT

THIS AMENDED AND RESTATED NON-COMPETITION, NON DISCLOSURE AND NON-SOLICITATION AGREEMENT (the "Agreement") is entered into effective as of August ___, 2013 by and between:

(i)	________________, an individual residing at ________________ (the "Employee"); and

(ii)	FEDERATED NATIONAL HOLDING COMPANY, formerly known as 21st Century Holding Company, a Florida corporation (the "Company").

P R E L I M I N A R Y   S T A T E M E N T

WHEREAS, the Company is an insurance holding company that controls substantially all steps in the insurance underwriting, distribution and claims processes through its Subsidiaries (as defined in Section 6 below) and its contractual relationships with independent agents and general agents, and, in that regard, underwrites and/or places through its Subsidiaries, its own and third-party insurers' products (including homeowners' multi-peril, commercial general liability, federal flood, personal auto and various other lines of insurance) through a network of independent agents and general agents in Florida and various other states, and provides other related services (collectively, the "Company Business");

WHEREAS, the Employee has been employed by the Company, and is currently party to that certain Second Amended and Restated Employment Agreement dated as of January 18, 2012 (the "Employment Agreement") with the Company;

WHEREAS, in connection with his employment with the Company, the Employee previously entered into a Non-Compete Agreement dated ____________ (the "Existing Non-Compete Agreement"); and

WHEREAS, the Company and the Employee desire to amend and restate the Existing Non-Compete Agreement and certain provisions of the Employment Agreement, all as set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.            Non-Competition.  During the Term of the Employee's employment by the Company (as defined in the Employment Agreement) and for a period of two years following the termination of the Employee's employment for any reason (the "Restricted Period"), including (a) termination for Cause, without Cause or as a result of the Employee's disability (each as defined or provided for in the Employment Agreement), (b) termination following a Change in Control (as defined in the Employment Agreement), or (c) the Employee's resignation for any reason (each of the foregoing, a "Termination"), Employee shall not, directly or indirectly, engage in or have any interest in, directly or indirectly, any sole proprietorship, partnership, corporation, company, business or any other person or entity (whether as an employee, officer, director, partner, member, agent, security holder, creditor, consultant or otherwise) that, directly or indirectly, engages primarily in the development, marketing, distribution, underwriting or sale of products and services competitive with the Company Business in any and all states in which the Company and/or any Subsidiary conducts the Company Business during the Term or at the time of Termination of the Employee's employment with the Company (the "Restricted Territory"); provided, however, that Employee may continue to hold securities of the Company and/or acquire, solely as an investment, shares of capital stock or other equity securities of any entity engaging in a business competitive with the Company Business, so long as the Employee does not control or acquire a controlling interest in, or become a member of a group which exercises direct or indirect control of more than five percent of, any class of equity security of such entity; and provided further that the Restricted Territory shall include any state in which the Company or a Subsidiary has completed substantially all the steps necessary, including regulatory applications, to conduct the Company Business in such state.

2.            Non-Disclosure.  During the Term and thereafter following any Termination of the Employee's employment with the Company, the Employee shall not divulge, communicate, use to the detriment of the Company or for the benefit of any other person or persons, or misuse in any way, any Confidential Information (as hereinafter defined) pertaining to the Company Business.  Any Confidential Information now or hereafter acquired by the Employee with respect to the business of the Company or any Subsidiary shall be deemed a valuable, special and unique asset of the Company that is received by the Employee in confidence and as a fiduciary.  For purposes of this Agreement, "Confidential Information" means information disclosed to the Employee or known by the Employee as a consequence of or through his employment by the Company or any Subsidiary (including information conceived, originated, discovered or developed by the Employee) prior to or after the date hereof and not generally known or in the public domain, about the Company or its business, including, but not limited to, information concerning the Company's or any Subsidiary's financial condition, prospects, technology, customers, business partners, reinsurers, methods of doing business, and marketing, distribution, underwriting or sale of the Company's or any Subsidiary's products and services.  Notwithstanding the foregoing, nothing herein shall be deemed to restrict the Employee from disclosing Confidential Information to the extent required by law.

3.            Non-Solicitation of Employees.  During the Restricted Period, Employee shall not directly or indirectly, for himself or for any other person, firm, corporation, partnership, association or other entity, attempt to employ or enter into any contractual arrangement with any employee or former employee of the Company or any Subsidiary, unless such employee or former employee has not been employed by the Company or a Subsidiary for a period in excess of six months.

4.            Books and Records.  All books, records, accounts and similar repositories of Confidential Information of the Company, whether prepared by the Employee or otherwise coming into the Executive's possession, shall be the exclusive property of the Company and shall be returned immediately to the Company on Termination of the Employee's employment with the Company or at the Board's request at any time.

5.            Injunction.  It is recognized and hereby acknowledged by the parties hereto that a breach by the Employee of any of the covenants contained in this Agreement will cause irreparable harm and damage to the Company, the monetary amount of which may be virtually impossible to ascertain.  As a result, the Employee recognizes and hereby acknowledges that the Company shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any violation of any or all of the covenants contained in this Agreement by the Employee or any of his affiliates, associates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other remedies the Company may possess.

6.            Terminology.  The terms "Subsidiary" or "Subsidiaries" as used in this Agreement shall mean all entities in which the Company holds, directly or indirectly, an equity interest, other than solely for investment purposes.  References to the "Company" in this Agreement shall mean Federated National Holding Company and all of its Subsidiaries, taken as a whole, unless the context requires otherwise.  All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural and vice versa.  Titles of sections are for convenience only, and neither limit nor amplify the provisions of the Agreement itself.

7.            Entire Agreement; Conflict with Employment Agreement.  This Agreement and the Employment Agreement constitute the entire agreement between the parties hereto with respect to the subject matter hereof. and supersede all prior negotiations, letters and understandings relating to the subject matter hereof.  If any provision of this Agreement and the Employment Agreement shall conflict, the terms of this Agreement shall control.

8.            Amendment.  This Agreement may not be amended, supplemented or modified in whole or in part except by an instrument in writing signed by the party or parties against whom enforcement of any such amendment, supplement or modification is sought.

9.            Choice of Law.  This Agreement will be interpreted, construed and enforced in accordance with the laws of the State of Florida, without giving effect to the application of the principles pertaining to conflicts of laws.

10.          Effect of Waiver.  The failure of any party at any time or times to require performance of any provision of this Agreement will in no manner affect the right to enforce the same.  The waiver by any party of any breach of any provision of this Agreement will not be construed to be a waiver by any such party of any succeeding breach of that provision or a waiver by such party of any breach of any other provision.

11.         Severability.  The invalidity, illegality or unenforceability of any provision or provisions of this Agreement will not affect any other provision of this Agreement, which will remain in full force and effect, nor will the invalidity, illegality or unenforceability of a portion of any provision of this Agreement affect the balance of such provision.  In the event that any one or more of the provisions contained in this Agreement or any portion thereof shall for any reason be held to be invalid, illegal or unenforceable in any respect, the parties agree that this Agreement shall be modified, reformed, construed and enforced so that such invalid, illegal or unenforceable provision is enforceable and comes closest to expressing the intention of the unenforceable provision.

12.         Enforcement.  Should it become necessary for any party to institute legal action to enforce the terms and conditions of this Agreement, the successful party will be awarded reasonable attorneys' fees at all trial and appellate levels, expenses and costs.  Any suit, action or proceeding with respect to this Agreement shall be brought in the courts of Broward County in the State of Florida or in the U.S. District Court for the Southern District of Florida.  Each party hereto consents to service of process by any means authorized by the applicable law of such forum and each party irrevocably waives, to the fullest extent each may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Venue for any such action, in addition to any other venue permitted by statute, will be Broward County, Florida.  The parties hereto hereby irrevocably waive, to the fullest extent permitted by law, any objection that any of them may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any judgment entered by any court in respect thereof brought in Broward County, Florida, and hereby further irrevocably waive any claim that any suit, action or proceeding brought in Broward County, Florida, has been brought in an inconvenient forum.

13.          Assignment; Binding Effect.  This Agreement may not be assigned by Employee.  This Agreement may be assigned by the Company, in whole or in part, without the consent of Employee.  This Agreement shall be binding upon and inure to the benefit of the parties, their heirs, personal representatives, successors and permitted assigns.

14.          Counterparts.  This Agreement may be executed in one or more counterparts, including by facsimile or other electronic transmission, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

15.          Notice.  Any notice required or permitted to be delivered hereunder shall be deemed to be delivered when sent by facsimile with receipt confirmed or when deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested, or by overnight courier, addressed to the Employee at ________________________________ and to the Company at 14050 N.W. 14th Street, Suite 180, Sunrise, FL  33323, or to such other address as either party hereto shall from time to time designate to the other party by notice in writing as provided herein.

16.          Voluntary Execution.  Employee acknowledges that he has read and understands this Agreement, has had an opportunity to consult with an attorney, and signs this Agreement voluntarily, without coercion, based upon his own judgment and not in reliance upon any representations or promises other than those set forth herein.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, this Agreement has been duly signed by the parties hereto effective as of the day and year first above written.

FEDERATED NATIONAL HOLDING COMPANY
(formerly known as 21ST CENTURY HOLDING COMPANY):

By:
Name:
Title:

EMPLOYEE

[NAME OF EMPLOYEE]